RiverSource Life Insurance Co. of New York

20 Madison Avenue Extension

Albany, New York 12203

Guaranteed Lifetime Withdrawal Benefit Rider

Joint Life

This rider provides a lifetime withdrawal benefit that guarantees, upon election, a series of Withdrawals from the contract equal to a percentage of the Benefit Base. The percentage is shown under Contract Data. The Benefit Base is established for the sole purpose of determining the lifetime withdrawal benefit and is not used in calculating the surrender value or other guaranteed benefits.

This rider is made a part of the contract to which it is attached and is effective on the Contract Date. Except where this rider provides otherwise, it is subject to all of the terms, conditions and limitations of the contract. If there is any conflict between the contract, including any attached riders and endorsement provisions, these rider provisions take precedence.

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider. The annual rider fee may vary by the investment option(s) You select. Your initial investment selection(s) are shown under Contract Data. The number of transfers allowed each contract year is limited. Additional limitations will be imposed on the investment options available for selection to comply with the written instructions of a fund. We reserve the right to modify the available investment options at any time as described in this rider. We will notify You of any changes, or limitations, to the available investment options.

Excess Withdrawals may reduce benefits by more than the dollar amount of the Withdrawals. You may contact Us prior to requesting a Withdrawal to determine whether the amount of the Withdrawal will exceed the guaranteed amount that can be withdrawn.

The purpose of the Guaranteed Lifetime Withdrawal Benefit provided by this rider is to provide security through a stream of income payments to the Owner.

The additional charge for this rider is described in the Rider Charges provision. This rider cannot be terminated except under the limited circumstances described in the Termination of the Rider provision.

Definitions

The following words are used often in this rider. When We use these words, this is what We mean:

Age Bands

The age ranges shown under Contract Data. Each Age Band is associated with two components of Your Lifetime Payment Percentage, a Minimum Lifetime Payment Percentage and a potential Income Bonus Percentage. The younger Covered Spouse must be at least the youngest age shown in the first Age Band for the Current Annual Payment to be established. After the Current Annual Payment is established, in addition to the younger Covered Spouse’s age, other factors determine when You move to a higher Age Band as described in the Lifetime Payment Percentage provision.

Annual Credit, Credit Period

The Annual Credit is an amount that can be added to the Benefit Base on Rider Anniversaries during a Credit Period, subject to limitations. The duration of a Credit Period and Annual Credit percentages are shown under Contract Data. The Credit Period starts on the later of the Rider Effective Date or the Rider Anniversary after the younger Covered Spouse reaches the Annual Credit Minimum Attained Age shown under Contract Data. Subject to limitations and if the younger Covered Spouse has reached the Annual Credit Minimum Attained Age, the Credit Period will restart on a Rider Anniversary whenever there is an increase of the Benefit Base due to an Annual Step-Up. If the surviving Covered Spouse has reached the Annual Credit Minimum Attained Age, the Credit Period will restart on the following Rider Anniversary in the event of a step-up of the Benefit Base under the Spouse’s Option to Continue Contract provision. See the Rider Anniversary Processing provision.

Annual Step-Up

On each Rider Anniversary, You may receive an Annual Step-Up which, if applicable, increases the Benefit Base. If the Benefit Base increases due to an Annual Step-Up and if the younger Covered Spouse has reached the Annual Credit Minimum Attained Age, a Credit Period will restart and, if You are eligible for a higher Age Band, the Lifetime Payment Percentage may increase.

Benefit Base

Used to determine the Current Annual Payment and the annual rider charge. The Benefit Base is separate from Your Contract Value and cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

115050-JTNY	Page 1	(4/19)

Covered Spouses

Are established on the Rider Effective Date and cannot be changed. The Covered Spouses are the Owner on the Rider Effective Date and their spouse as named by the Owner on the application. Covered Spouses are shown under Contract Data and valid for as long as the marriage remains in effect. If any Owner on the Rider Effective Date is a non-natural person or a revocable trust, the Covered Spouses are the Annuitant and the spouse of the Annuitant as named on the application. After death or dissolution of marriage, the remaining Covered Spouse will be used when referring to the younger Covered Spouse.

Credit Base

Used to determine the Annual Credit. The Credit Base cannot be withdrawn or annuitized and is not payable as a death benefit.

Current Annual Payment

The benefit amount available for Withdrawal each contract year after the younger Covered Spouse has reached the youngest age in the first Age Band shown under Contract Data. The Current Annual Payment can vary each contract year, except as stated in the Lifetime Payment Percentage provision, and includes the minimum annual lifetime payment and may also include an income bonus as described in the Current Annual Payment provision.

Excess Withdrawal

Any Withdrawal taken before the Current Annual Payment is established or any Withdrawal that is greater than the Remaining Annual Payment.

Excess Withdrawal Processing

Reduces benefits under this rider if an Excess Withdrawal is processed.

Income Bonus Percentage

May be included in the Lifetime Payment Percentage as described in the Lifetime Payment Percentage provision.

Lifetime Payment Percentage

Used to calculate Your Current Annual Payment. It includes a Minimum Lifetime Payment Percentage and may include an additional Income Bonus Percentage, both shown under Contract Data. The percentage used can vary as described in the Lifetime Payment Percentage provision.

Remaining Annual Payment

After the Current Annual Payment is established, the amount that can be withdrawn during the remainder of the current contract year.

Rider Anniversary

The same date as Your Contract Anniversary. It is the same Day and month as the Rider Effective Date each year that the rider remains in force.

Rider Effective Date

This rider is effective as of the Contract Date.

Withdrawal

For purposes of this rider, the term “Withdrawal” is equal to the term “surrender” in Your contract and any other riders, and the amount of a Withdrawal is the amount by which Your Contract Value is reduced as a result of Your surrender request. It may differ from the amount of Your request due to any surrender charge.

Withdrawal Adjustment Base

Used to determine whether or not the Income Bonus Percentage will be included in the Lifetime Payment Percentage. The Withdrawal Adjustment Base cannot be withdrawn or annuitized and is not payable as a death benefit.

Guaranteed Lifetime Withdrawal Benefit

The Guaranteed Lifetime Withdrawal Benefit rider guarantees that, regardless of investment performance, You may take Withdrawals up to the Current Annual Payment each contract year once the Current Annual Payment is established. The younger Covered Spouse’s age at the time of the first Withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision.

The Current Annual Payment can vary based on the relationship of Your Contract Value to the Withdrawal Adjustment Base. Each contract year, whether or not the Income Bonus Percentage is included in the Lifetime Payment Percentage is determined when the first Withdrawal is taken and is fixed for the remainder of that contract year, except as stated in the Lifetime Payment Percentage provision.

As long as Your total Withdrawals during the contract year do not exceed the Current Annual Payment, You will not be assessed a surrender charge. If You withdraw a larger amount, the excess amount will be assessed any applicable surrender charge. Also, benefits will be reduced in accordance with Excess Withdrawal Processing. At any time, You may withdraw any amount up to Your entire surrender value, subject to Excess Withdrawal Processing under the rider.

Subject to conditions and limitations, the Current Annual Payment can be increased if an Annual Credit is available or an Annual Step-Up increases the Benefit Base on a Rider Anniversary. See the Rider Anniversary Processing provision.

115050-JTNY	Page 2	(4/19)

We may modify the fee for this rider as described in the Rider Charges provision.

Current Annual Payment

The Current Annual Payment is established on the earliest of the following dates:

1.	the Rider Effective Date if the younger Covered Spouse has already reached the youngest age in the first Age Band.

2.	the date the younger Covered Spouse’s Attained Age equals the youngest age in the first Age Band.

3.	upon the first death of a Covered Spouse, then

a.	the date We receive a written notice when the death benefit is not payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or

b.	the date spousal continuation is effective when the death benefit is payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or

c.	the date the surviving Covered Spouse reaches the youngest age in the first Age Band.

4.	Following dissolution of marriage of the Covered Spouses,

a.

the date We receive a written notice if the remaining Covered Spouse who is the Owner (or Annuitant in the case of non-natural or revocable trust ownership) has already reached the youngest age in the first Age Band, or

b.	the date the remaining Covered Spouse who is the Owner (or Annuitant in the case of non-natural or revocable trust ownership) reaches the youngest age in the first Age Band.

When the Current Annual Payment is established and at all times thereafter, the Current Annual Payment is equal to the Benefit Base multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or the Benefit Base changes as described below, the Current Annual Payment will be recalculated.

The Current Annual Payment can vary each contract year and includes the minimum annual lifetime payment and may also include an income bonus. The minimum annual lifetime payment is the guaranteed lifetime benefit amount available for Withdrawal each contract year. It is calculated by multiplying the Benefit Base by the Minimum Lifetime Payment Percentage. The income bonus is a potential increase to the Current Annual Payment and is calculated by multiplying the Benefit Base by the Income Bonus Percentage. If the Income Bonus Percentage is included in the Lifetime Payment Percentage, then the income bonus is included in the Current Annual Payment.

If You withdraw less than the Current Annual Payment in a contract year, the unused portion does not carry over to future contract years.

Remaining Annual Payment

The Remaining Annual Payment is established at the same time as the Current Annual Payment. The Remaining Annual Payment equals the Current Annual Payment less all Withdrawals in the current contract year, but it will not be less than zero.

Lifetime Payment Percentage

The Lifetime Payment Percentage is used to calculate the Current Annual Payment. The Minimum Lifetime Payment Percentage and the Income Bonus Percentage for each Age Band is shown under Contract Data. Throughout the remainder of this rider, Your Lifetime Payment Percentage will include the Minimum Lifetime Payment Percentage and may include an Income Bonus Percentage for a particular Age Band as determined by this provision.

Age Band for the Lifetime Payment Percentage

The Age Band for the Lifetime Payment Percentage is determined at the following times:

1.	When the Current Annual Payment is established

The Age Band for the Lifetime Payment Percentage used to calculate the initial Current Annual Payment is determined by the younger Covered Spouse’s Attained Age.

2.	On the younger Covered Spouse’s subsequent birthdays

Except as noted below, if the younger Covered Spouse’s new Attained Age is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.

However, if You decline an increase to the annual rider fee or if a Withdrawal has been taken since the Current Annual Payment was established, then the Age Band for the Lifetime Payment Percentage will not change on subsequent birthdays.

3.	Upon Annual Step-Ups as described in the Rider Anniversary Processing provision

4.	Upon death or change in marital status

In the event of death or dissolution of marriage:

a.

If no Withdrawal has been taken since the Current Annual Payment was established and if an increase to the annual rider fee has not been declined, the Lifetime Payment Percentage will be reset based on the Age Band for the remaining Covered Spouse’s Attained Age.

115050-JTNY	Page 3	(4/19)

b.

If the Current Annual Payment is not established but the remaining Covered Spouse has reached the youngest age in the first Age Band, the remaining Covered Spouse’s Attained Age will be used to determine the Age Band for the Lifetime Payment Percentage.

In the event of remarriage of the Covered Spouses to each other, the Lifetime Payment Percentage used is the percentage for the younger Covered Spouse’s Attained Age.

Income Bonus Percentage

The following determines whether or not the Income Bonus Percentage is included in the Lifetime Payment Percentage.

A comparison of Your Contract Value and the Withdrawal Adjustment Base determines whether or not the Income Bonus Percentage is included in the Lifetime Payment Percentage when calculating the Current Annual Payment except as described below.

On each Valuation Date when the Current Annual Payment is calculated, if the Benefit Determining Percentage calculated below is less than the Adjustment Threshold shown under Contract Data, then the Lifetime Payment Percentage will equal the Minimum Lifetime Payment Percentage plus the Income Bonus Percentage for Your current Age Band, both shown under Contract Data. Otherwise, the Lifetime Payment Percentage will equal the Minimum Lifetime Payment Percentage for Your current Age Band.

The Benefit Determining Percentage is calculated as follows, but it will not be less than zero:

1 - (a/b)

a	=	Contract Value at the end of the prior Valuation Period

b	=	Withdrawal Adjustment Base at the end of the prior Valuation Period

After the Current Annual Payment is established, the first Withdrawal taken in each contract year will set and fix the Lifetime Payment Percentage for the remainder of the contract year except as noted below. Beginning on the next Rider Anniversary, the Lifetime Payment Percentage can change on each Valuation Date as described above until a Withdrawal is taken in that contract year.

However, at the earliest of (1) or (2) below, the Income Bonus is no longer available and the Lifetime Payment Percentage will equal the Minimum Lifetime Payment Percentage for as long as the benefit is payable:

1.	when the Contract Value reduces to zero, or

2.	on the Annuitization Start Date.

For certain periods of time at Our discretion and on a non-discriminatory basis, Your Lifetime Payment Percentage may be set by Us to include the Income Bonus Percentage if more favorable to You.

Rider Effective Date Values, Additional Purchase Payments and Withdrawals

Your benefit values are determined at the following times and are subject to the maximum amount as shown under Contract Data:

1.	At Rider Effective Date

The Withdrawal Adjustment Base, Credit Base and Benefit Base are set equal to the initial purchase payment.

2.	When an additional purchase payment is made

The Benefit Base and Withdrawal Adjustment Base will be increased by the amount of each additional purchase payment.

If the Credit Base is greater than zero, it will be increased by the amount of each additional purchase payment.

See the Purchase Payments Provisions under Contract Provision Modifications for purchase payment limitations.

3.	When a Withdrawal is taken

If the Credit Base is greater than zero, Annual Credits will not be added to the Benefit Base on the following Rider Anniversary.

The Withdrawal Adjustment Base, Benefit Base and Credit Base can be adjusted, but they will not be less than zero.

a.	The Withdrawal Adjustment Base will be reduced by the same proportion that the Contract Value is reduced. The proportional amount deducted is the “Adjustment for Withdrawal,” calculated as follows:

a X b	where:
c

a	=	the amount of the Withdrawal

b	=	the Withdrawal Adjustment Base on the date of (but prior to) the Withdrawal

c	=	the Contract Value on the date of (but prior to) the Withdrawal

b.

If the Current Annual Payment is not established, Excess Withdrawal Processing will occur as follows. The Benefit Base and Credit Base will be reduced by the same proportion that the Contract Value is reduced using the “Adjustment for Withdrawal” calculation described above but substituting the Credit Base or Benefit Base (as applicable) for the Withdrawal Adjustment Base.

115050-JTNY	Page 4	(4/19)

c.	If the Current Annual Payment is established and the Withdrawal is less than or equal to the Remaining Annual Payment, the Benefit Base and Credit Base do not change.

d.

If the Current Annual Payment is established and the Withdrawal is greater than the Remaining Annual Payment, Excess Withdrawal Processing will occur, and the Benefit Base and Credit Base will be reduced by an amount calculated as follows:

d X e	where:
f

d	=	the amount of the Withdrawal minus the Remaining Annual Payment

e	=	the Benefit Base or Credit Base (as applicable) on the date of (but prior to) the Withdrawal

f	=	the Contract Value on the date of (but prior to) the Withdrawal minus the Remaining Annual Payment

Excess Withdrawal Processing

Here are simplified examples of how the Benefit Base, Current Annual Payment and Remaining Annual Payment change when Withdrawals don’t exceed the annual limits and when Withdrawals exceed the annual limits.

Examples Assume

•	No Withdrawals have ever been taken

•	The Contract Value before the Withdrawal = $85,000

•	Benefit Base = $100,000

•	Lifetime Payment Percentage = 5%

•	Current Annual Payment = Benefit Base times the Lifetime Payment Percentage = $5,000

$4,000 Withdrawal (within annual limit)

Benefit Base after Withdrawal = $100,000

Current Annual Payment after Withdrawal = $5,000

Remaining Annual Payment after Withdrawal = Current Annual Payment minus all Withdrawals in the current contract year = $5,000 - $4,000 = $1,000

$7,000 Withdrawal (annual limit exceeded)

Benefit Base after Withdrawal = $100,000 minus

($7,000 - $5,000)* $100,000

($85,000 - $5,000)

= $97,500

Current Annual Payment after Withdrawal = 5% *

$97,500 = $4,875

Remaining Annual Payment after Withdrawal = Current Annual Payment minus all Withdrawals in the current contract year, but not less than zero = $0

Rider Anniversary Processing

The following describes how the Withdrawal Adjustment Base, Benefit Base and Credit Base are calculated on Rider Anniversaries, subject to the maximum amount shown under Contract Data, and how the Lifetime Payment Percentage can change on Rider Anniversaries. If the Rider Anniversary falls on a Day that the New York Stock Exchange is closed, the anniversary Contract Value (for the Variable Account portion only) is based on the close of business values on the next Valuation Date.

1.	Annual Credits

If You did not take any Withdrawals during the prior contract year and You did not decline an increase to the annual rider fee, an Annual Credit may be available.

a.	On the First Rider Anniversary if the Initial Credit Period starts on the Rider Effective Date

The Annual Credit equals the Credit Base 180 Days following the Rider Effective Date multiplied by the Annual Credit Percentage shown under Contract Data for the first Rider Anniversary.

The Benefit Base and Withdrawal Adjustment Base will be set to the greater of:

i.	the current Benefit Base, or

ii.	the Benefit Base 180 Days following the Rider Effective Date increased by the Annual Credit and any additional purchase payments since 180 Days following the Rider Effective Date.

b.	On Any Other Rider Anniversary During a Credit Period

The Annual Credit equals the Credit Base as of the prior Rider Anniversary multiplied by the Annual Credit Percentage associated with the current Rider Anniversary for this Credit Period.

The Benefit Base will be set to the greater of:

i.	the current Benefit Base, or

ii.	the Benefit Base on the prior Rider Anniversary increased by the Annual Credit and any additional purchase payments since the prior Rider Anniversary.

The Withdrawal Adjustment Base will be set as follows:

i.	if no Withdrawals have been taken, it will be set to the Benefit Base determined above, or

115050-JTNY	Page 5	(4/19)

ii.	if any Withdrawals have been taken, it will be set to the amount as calculated below:

a X b	where:
c

a	=	the Withdrawal Adjustment Base on the Rider Anniversary (but prior to Rider Anniversary processing)

b	=	the Benefit Base determined above

c	=	the Benefit Base on the Rider Anniversary (but prior to Rider Anniversary processing)

The Credit Base will be set to zero on the last Rider Anniversary of a Credit Period after any adjustment to the Withdrawal Adjustment Base and Benefit Base, and there will be no additional Annual Credits unless the Credit Period restarts due to an Annual Step-Up of the Benefit Base.

The Credit Base will be permanently set to zero on the Maximum Credit Base Date shown under Contract Data.

2.	Annual Step-Up

Beginning with the first Rider Anniversary, an Annual Step-Up may be available. If You decline an increase to the annual rider fee, Annual Step-Ups will no longer be available.

The Annual Step-Up will take place on any Rider Anniversary where the Contract Value (after rider charges are deducted) is greater than the Benefit Base (after any Annual Credit is added). If an Annual Step-Up takes place, the Benefit Base, Credit Base and Lifetime Payment Percentage will be adjusted as follows:

a.	The Benefit Base will be increased to the Contract Value.

b.

The Credit Base will be increased to the Contract Value and the Credit Period will restart, if there is an increase to Benefit Base due to an Annual Step-Up and if the younger Covered Spouse has reached the Annual Credit Minimum Attained Age.

c.

If the younger Covered Spouse’s Attained Age on the Rider Anniversary is in a higher Age Band then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior Withdrawals. And the higher Age Band will be used even if there was no Annual Step-Up due to the maximum Benefit Base limitation.

3.	The Withdrawal Adjustment Base on Rider Anniversaries

If You did not decline an increase to the annual rider fee, the Withdrawal Adjustment Base (after any increase during a Credit Period) will be increased to the Contract Value, if greater.

Required Minimum Distributions

If You are taking required minimum distributions (RMD) from this contract and Your RMD is greater than the Current Annual Payment, the portion of Your RMD that is greater than the Current Annual Payment will not be subject to Excess Withdrawal Processing provided:

1.	the Current Annual Payment is established,

2.	the RMD is for this contract alone,

3.	the RMD is based on Your recalculated life expectancy taken from the Uniform Lifetime Table under the Code, and

4.

the RMD amount is otherwise based on the requirements of the Internal Revenue Code Section 401(a)(9), related Code provisions, and regulations thereunder that were in effect on the Rider Effective Date.

RMD rules follow the calendar year which may limit when You can take Your RMD and not be subject to Excess Withdrawal Processing.

Any Withdrawals taken before the Current Annual Payment is established or withdrawing amounts greater than the Remaining Annual Payment that do not meet these conditions will result in Excess Withdrawal Processing. In this circumstance, the excess amount will be the portion of the Withdrawal that exceeds amounts allowed to be Withdrawn under this provision.

Investment Options and Limits

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider. Allocation plans of approved investment options may also be available. Your initial investment selection(s) are shown under Contract Data.

Because this rider requires that Your Contract Value be invested in one or more approved investment options for the duration of the rider, and You cannot terminate this rider once You have selected it, if You later decide You do not want to invest in any of the approved investment options, You must terminate Your contract by requesting a full surrender. Surrender charges and tax penalties may then apply.

If You request allocation or transfers to subaccounts that are not approved investment option(s) under the terms of this rider, You will be notified and a new request must be submitted.

115050-JTNY	Page 6	(4/19)

We reserve the right to add, remove or substitute approved investment options at any time and in Our sole discretion, subject to regulatory approval. You may, by Written Request or other method agreed to by Us, change Your choice of investment options or allocation percentages among those currently approved for the rider. The number of transfers allowed each contract year is limited to four transfers. We also reserve the right to close or restrict any approved investment option, subject to regulatory approval. Any change will apply to current allocations and/or to future purchase payments or transfers. We will notify You of any changes, or limitations, to the available investment options.

Contract Provision Modifications

Because of the addition of this rider to Your contract, several contract provisions are modified as described above and as further described below.

Reports to Owner

This statement will also show the Benefit Base and the Current Annual Payment, if established. If the Current Annual Payment is not established, You may contact Us for an estimate of the amount that will be available when the younger Covered Spouse reaches the youngest age in the first Age Band shown under Contract Data, assuming the Benefit Base remains the same until then.

Purchase Payments Provisions

This rider amends the Additional Purchase Payments provision to limit when purchase payments may be paid as described below. It also amends the Payment Limits provision to restrict payments after the first contract year to an amount less than Maximum Purchase Payments Permitted, shown under Contract Data.

The rider prohibits additional purchase payments unless:

1.	the payment is received at time of application or within 90 Days thereafter, or

2.

this is a Tax Qualified Contract where We allow additional purchase payments in any contract year up to the maximum permissible annual contribution described by the Code until total additional purchase payments are $100,000.

The rider also prohibits additional purchase payments if:

1.	You decline an increase to the annual rider fee as described in the Rider Charges provision, or

2.

the Current Annual Payment is available and Your Contract Value on any anniversary is less than four times the Benefit Base multiplied by the Minimum Lifetime Payment Percentage for Your current Age Band.

If We waive any restrictions on initial or additional purchase payments, You will be notified in writing, signed by an officer of the company.

Allocation of Purchase Payments

Because this rider requires 100% allocation to approved investment options, allocation of purchase payments shall be determined by Your selection from investment options available for this rider.

Transfers of Contract Values

Because this rider requires 100% allocation to approved investment options, transfer privileges granted under the contract are suspended other than: (1) transfers among the available investment options (2) transfers of all or a portion of the Contract Value from the current allocation plan of approved investment options to another allocation plan if available or (3) transfers as otherwise agreed to by Us. Transfers made by You into and out of the same subaccount within a five business Day period (or vice versa) may be to the disadvantage of other contract Owners and are prohibited. If required the Contract Value may be automatically rebalanced according to the allocation plan that is currently in effect.

Rules for Surrender

Minimum Contract Values following a surrender no longer apply to Your contract.

Surrenders will be taken from Your accounts and subaccounts in the same proportion as Your interest in each bears to the Contract Value.

If Your Contract Value is reduced to zero, the Credit Base will be permanently set to zero, and there will be no additional Annual Credits. Also, the following will occur:

1.

If the Current Annual Payment is not established and if the Contract Value is reduced to zero as a result of fees or charges, then the Owner must wait until the Current Annual Payment would be established, and then the Benefit Base multiplied by the Minimum Lifetime Payment Percentage will be paid annually to the Owner until the death of both Covered Spouses.

2.

If the Current Annual Payment is established and if the Contract Value is reduced to zero as a result of fees or charges, then the Benefit Base multiplied by the Minimum Lifetime Payment Percentage will be paid annually to the Owner until the death of both Covered Spouses.

3.

If the Current Annual Payment is established and if the Contract Value is reduced to zero as a result of a Withdrawal that is less than or equal to the Remaining Annual Payment; the Current Annual Payment will be available for the remainder of this contract year and then the Benefit Base multiplied by the Minimum Lifetime Payment Percentage will be paid annually to the Owner until the death of both Covered Spouses.

115050-JTNY	Page 7	(4/19)

In (1), (2) and (3) above:

•	These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, We have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Plan B under the Tables of Annuity Payout Rates provision.

•	We will no longer accept additional purchase payments.

•	No more charges will be collected for the rider.

•	The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year.

•	If the Current Annual Payment is determined by incorrect information regarding a Covered Spouse’s birth date, payments will be adjusted. They will be based on what would have been provided using the correct birth date. Any underpayments made by Us will be made up promptly with an interest credit of 6% per annum. We reserve the right to recover from You or Your estate any amounts overpaid. If there are any future payments under this rider, overpayments made by Us will be subtracted, together with an interest credit of 6% per annum.

4.	If the Current Annual Payment is not established and if the Contract Value is reduced to zero as a result of a Withdrawal, this rider and the contract will terminate.

5.

If the Current Annual Payment is established and if the Contract Value is reduced to zero as a result of a Withdrawal that is greater than the Remaining Annual Payment, this rider and the contract will terminate.

Spouse’s Option to Continue Contract

If the surviving spouse is a Covered Spouse and chooses to continue the contract under the spousal continuation provision, the following provisions apply:

1.	The rider continues as part of the contract.

2.	The surviving Covered Spouse can name a new beneficiary, however, a new Covered Spouse cannot be added to the rider.

3.

At the time of spousal continuation, a step-up may be available. If the spousal continuation step-up is processed, the step-up date is the Valuation Date spousal continuation is effective. All Annual Step-Up rules also apply to the spousal continuation step-up, except that (1) the Remaining Annual Payment will be calculated as the Current Annual Payment after the step-up less all prior Withdrawals made during the current contract year, but it will not be less than zero, and (2) the Credit Period will restart on the following Rider Anniversary if the surviving Covered Spouse has reached the Annual Credit Minimum Attained Age. The Withdrawal Adjustment Base, if greater than zero, will be increased to the Contract Value, if the Contract Value is greater.

Death Benefit Before the Annuitization Start Date

If the death benefit becomes payable at the death of a Covered Spouse, the surviving Covered Spouse must utilize the spousal continuation provision to continue the lifetime benefit. If spousal continuation is not available under the terms of the contract, the rider terminates.

The lifetime benefit of this rider ends at the death of the surviving Covered Spouse. If the Credit Base is greater than zero, the Credit Base will be permanently set to zero, and there will be no additional Annual Credits or Annual Step-Ups.

Assignment and Change of Ownership

In order to maintain the joint life benefit, the surviving Covered Spouse must be able to continue the contract under the Spouse’s Option to Continue Contract provision. Therefore, only ownership arrangements that permit such continuation are allowed at rider issue.

If the Owner on the Rider Effective Date is a natural person, only the Covered Spouses can be Owners at rider issue. If there is a non-natural or revocable trust Owner, one of the Covered Spouses must be the Annuitant at rider issue.

Annuity Provisions

If the Annuitization Start Date is the latest date shown under the Change of Annuitization Start Date provision, You can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the rider.

Under the rider’s payout option, the minimum amount payable shown in Plan B under the Tables of Annuity Payout Rates provision will not apply, and You will receive the Current Annual Payment, recalculated based on the Minimum Lifetime Payment Percentage, each contract year until the death of both Covered Spouses. The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year. These annualized amounts will be paid in monthly installments until the death of both Covered Spouses. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, We have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Plan B under the Tables of Annuity Payout Rates provision.

115050-JTNY	Page 8	(4/19)

If You choose to receive the Current Annual Payment rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the Annuitization Start Date.

Rider Charges

We deduct the charge for this rider once a year from Your Contract Value on Your Contract Anniversary. We pro-rate this charge among the variable subaccounts, but not the Fixed Account, in the same proportion Your interest in each account bears to Your total Variable Account Contract Value on Your Contract Anniversary.

The charge is calculated on Your Contract Anniversary by multiplying the annual rider fee by the greater of the Benefit Base (after any Annual Credit is added) or the Contract Value, unless the Contract Value is greater than the maximum Benefit Base shown under Contract Data. In that case, multiply the annual rider fee by the maximum Benefit Base.

The annual rider fee may vary with Your investment option and is subject to the maximum annual rider fee shown under Contract Data.

The initial annual rider fee(s) are shown under Contract Data. The following describes how Your annual rider fee may increase:

1.

We may increase the annual rider fee for all approved investment options at Our discretion and on a nondiscriminatory basis. Your annual rider fee will increase if We declare an increase to the fee with written notice 30 Days in advance except as described below. The new fee will be in effect on the date We declare in the written notice.

a.	You can decline this increase and therefore all future fee increases if We receive Your Written Request prior to the date of the fee increase, in which case You permanently relinquish:

i.	all future Annual Step-Ups and spousal continuation step-ups,

ii.	any ability to make additional purchase payments,

iii.	any future Annual Credits, and the Credit Base will be permanently set to zero, and

iv.	any increase to the Lifetime Payment Percentage due to changing Age Bands on subsequent birthdays and Rider Anniversaries.

If You decline an increase to the annual rider fee, the Withdrawal Adjustment Base will not be increased on Rider Anniversaries.

b.

You can terminate this rider if Your annual rider fee after any increase is more than 0.25 percentage points higher than Your fee before the increase and if We receive Your Written Request to terminate the rider prior to the date of the increase.

2.

The annual rider fee associated with a specified investment option may change at Our discretion. If You are invested in any investment option that has an increase in the associated annual rider fee, Your annual rider fee will increase.

If more than one rider fee is applicable during a contract year, We will calculate an average annual rider fee, for that contract year only, that reflects the various different fees that were in effect for each investment option that contract year, adjusted for the number of Days each fee was in effect and the percentage of Contract Value allocated to each investment option.

If Your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of Days coverage was in place during the contract year, and further charges for this rider will terminate.

Termination of the Rider

This rider cannot be terminated either by You or Us except as follows:

1.

After the death benefit is payable, continuation of the contract by anyone other than a Covered Spouse will terminate the rider. However, if the Covered Spouse continues the contract as an Inherited IRA or as a beneficiary of a participant in an employer sponsored retirement plan under the Code, the rider will terminate.

2.	After We receive written notification of the death of the remaining Covered Spouse, if the death benefit is not payable the rider will terminate.

3.	On the Annuitization Start Date, if You choose a payout option available under the contract, the rider will terminate.

4.	In relation to certain increases to the annual rider fee as described in the Rider Charges provision, Your Written Request will terminate the rider.

5.	Reduction of the Contract Value to zero under certain situations as described in the Rules for Surrender provision will terminate the rider.

6.	Termination of the contract for any reason will terminate the rider.

RiverSource Life Insurance Co. of New York

Secretary

115050-JTNY	Page 9	(4/19)

CONTRACT DATA - Continued

Contract Number: 9925-0000000	Contract Date: May 1, 2019

Guaranteed Lifetime Withdrawal Benefit Rider

Joint Life

Covered Spouses:	John Doe
Jane Doe

Rider Effective Date:	May 1, 2019

Maximum Benefit Base, Credit Base and Withdrawal Adjustment Base:	$20,000,000

Adjustment Threshold:	20%

Maximum Credit Base Date:	The later of (A) the Rider Anniversary on or after the Owner’s 95th birthday or (B) the 12th Rider Anniversary.

Annual Credit Minimum Attained Age:	0

Credit Period:	12 contract years

Following the start of a Credit Period	Annual Credit Percentage
1st through 12th Rider Anniversary	6.00%

Lifetime Payment Percentage:

Age Bands*	Minimum Lifetime Payment Percentage	Income Bonus Percentage
50-58	2.60%	1.00%
59-64	3.60%	1.00%
65-69	4.60%	1.00%
70-74	4.85%	1.00%
75-79	5.10%	1.00%
80+	5.60%	1.00%

*

After the lifetime benefit is established, the younger Covered Spouse’s Attained Age at the first Withdrawal will set the Age Band. See the Age Band for the Lifetime Payment Percentage provision for exceptions.

Initial Investment Selection(s)	Payment Allocation Percentage
VP - Managed Volatility Conservative Fund	50.00%
VP - Managed Volatility Growth Fund	50.00%

•	The initial annual rider fee is 0.95%.

•	The maximum annual rider fee is 2.25%.

•	We may increase the annual rider fee with written notice. Also, rider fees may vary by investment option. Rider fees will never exceed the maximum annual rider fee.

•

The rider charge is prorated among the variable subaccounts, but not the Fixed Account, in the same proportion Your interest in each account bears to Your total Variable Account Contract Value on Your Contract Anniversary.

•	This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider.

•	Payments may also be allocated to the Special DCA Fixed Account for transfer to approved investment option(s) You select.

•	We reserve the right to add, remove or substitute approved investment options, subject to regulatory approval.

•	The number of transfers allowed each contract year is limited to four transfers.

DP115050-JTNY

CONTRACT DATA - Continued

Contract Number: 9925-0000000	Contract Date: May 1, 2019

•

Contracts issued with an initial purchase payment higher than the Maximum Purchase Payments Permitted require corporate office approval and may require limitation of the number of investment options available for selection.

•

Because this rider requires that Your Contract Value be invested in one or more approved investment options for the duration of the rider, and You cannot terminate this rider once You have selected it, if You later decide You do not want to invest in any of the approved investment options, You must terminate Your contract by requesting a full surrender. Surrender charges and tax penalties may then apply.

•

For Tax Qualified Contracts: Tax-qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract. If You have a tax-qualified annuity, You may be required to take a minimum distribution that is greater than Your Remaining Annual Payment. These required minimum distributions will not result in Excess Withdrawal Processing in most situations. However, in limited circumstances, an Excess Withdrawal due to a required distribution would be subject to Excess Withdrawal Processing as described in the Required Minimum Distributions provision. In these circumstances, the benefit may have limited usefulness in connection with a contract funding tax-qualified programs because a partial surrender made to satisfy the minimum distribution rules might result in a proportional reduction in the Benefit Base. If You plan to exercise the benefit before or after Your required minimum distribution beginning date under this contract, You should consider whether the rider is appropriate for Your circumstances. You should consult Your tax advisor.

DP115050-JTNY